FOR IMMEDIATE RELEASE

ABERDENE CLOSES FINANCING

Las Vegas, Nevada, April 6, 2004 Aberdene Mines Limited (OTCBB: ABRM) is pleased to announce that on March 31, 2004, three holders of convertible debentures converted their debentures, which plus accrued interest totals $ 801,275.28, to Units.

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One Debenture Holder converted its debenture in the amount of $280,651.99 into 93,551 Units. Each Unit was comprised of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $4.00 per share. The exercise period of the warrants is two years from March 9, 2004.

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A second Debenture Holder converted its debenture in the amount of $250,623.29 into 77,115 Units. Each Unit was comprised of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $4.00 per share. The exercise period of the warrants is two years from March 15, 2004.

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A third Debenture Holder converted its debenture in the amount of $270,000.00 into 77,143 Units. Each Unit was comprised of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $4.00 per share. The exercise period of the warrants is two years from March 29, 2004.

The funds received from the sale of the debentures being converted to Units is being used to further the acquisition of additional properties of interest.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:	Head Office Contact:
Brent Jardine, President Jardine@aberdenemines.com T: (800) 430-4034	101 Convention Centre Drive - Suite 700 Las Vegas, Nevada 89109 T: (702) 939-5389 F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.